      As filed with the Securities and Exchange Commission on March 3, 2000

                                                       REGISTRATION NO. ________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ZEROPLUS.COM, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                       52-1929282
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

12800 Middlebrook Road, Suite 400                          20874
     Germantown, Maryland                                (Zip Code)
    (Address of Principal
      Executive Offices)

                    ZEROPLUS.COM, INC. (FORMERLY E-NET, INC.)
                          1999 STOCK COMPENSATION PLAN
                            (Full title of the plan)

        Robert A. Veschi                            Charles A. Sweet, Esq.
            President                               Williams & Connolly LLP
       zeroplus.com, Inc.                           725 - 12th Street, N.W.
12800 Middlebrook Road, Suite 400                   Washington, D.C.  20005
    Germantown, Maryland 20874                          (202) 434-5000
   (Name and address of agent                             (Copy to)
         for service)

       (301) 601-8700
(Telephone number, including area

                         CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
                                                        Proposed               Proposed
                                 Amount                 maximum                 maximum
  Title of securities             to be              offering price            aggregate              Amount of
    to be registered           registered              per share            offering price        registration fee
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
      Common Stock
    $0.01 per value           1,000,000(1)             $9.953(2)             $9,953,000(2)          $2,268.00(3)
---------------------------------------------------------------------------------------------------------------------


(1) The zeroplus.com, Inc. (formerly e-Net, Inc.) 1999 Stock Compensation Plan (the "Plan") authorizes the issuance of a maximum of 1,000,000 shares of common stock, $0.01 par value ("Common Stock"), all of which are being registered hereunder. -0- shares of Common Stock authorized to be issued under the Plan are subject to outstanding options granted under the Plan and 1,000,000 are available for future grants thereunder.

(2) Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share was determined by calculating the weighted average exercise price of the 1,000,000 shares of Common Stock being offered at an exercise price of $9.953, based on the average of the high and low price per share of the Common Stock on February 29, 2000, as reported in the Nasdaq SmallCap Market.

(3) Calculated by dividing the proposed maximum aggregate offering price by the amount to be registered.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         We incorporate by reference the following documents that we filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"):

- The Annual Report on Form 10-KSB of zeroplus.com, Inc. (formerly e-Net, Inc.) (the "COMPANY"), SEC File No. 000-20865, for the fiscal year ended March 31, 1999, filed with the SEC on June 29, 1999.

- Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999, filed with the SEC on August 16, 1999.

- Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1999, filed with the SEC on November 15, 1998.

- Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1999, filed with the SEC on February 14, 2000.

-    Current Report on Form 8-K, filed with the SEC on September 23, 1999.

-    Current Report on Form 8-K, filed with the SEC on December 14, 1999.

-    Current Report on Form 8-K, filed with the SEC on December 22, 1999.

-    Current Report on Form 8-K, filed with the SEC on February 8, 2000.

-    Current Report on Form 8-K, filed with the SEC on February 22, 2000.

- Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 12, 1999.

- Supplemental Definitive Proxy Materials on Schedule 14A, filed with the SEC on November 29, 1999.

- Description of the Common Stock contained in Form 8-A Registration Statement, as amended, filed with the SEC on February 11, 1997, and all amendments and reports subsequently filed for the purpose of updating that description.

         We also incorporate by reference all documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before we file a post-effective amendment indicating that all securities offered by this registration statement have been sold or deregistering all securities remaining unsold.

         Any statement contained or incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that it is modified or superceded by any other statement in this registration statement or in any subsequently filed document that is incorporated by reference. Any statement modified in this manner shall not be deemed to be a part of this registration statement, and any statement superseded in this manner shall not be deemed to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         As permitted by Delaware law, the Company's Restated Certificate of Incorporation includes a provision that provides that the Company will, to the fullest extent permitted by applicable law, defend and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING") by reason of the fact that he, or a person for whom he is a legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust enterprise or nonprofit entity, including services with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person. The Company must indemnify a person in connection with a Proceeding (or part thereof) he or she initiated only if the proceeding (or part thereof) was authorized by the Board of Directors of the Company. To the fullest extent permitted by the Delaware General Corporation Law (THE "DGCL") as currently in effect or as it may be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for the breach of fiduciary duty as a director.

         The provisions are intended to afford directors protection against, and to limit their potential liability for, monetary damages resulting from suits alleging a breach of the duty of care by a director. They also diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders' derivative action. As a consequence of these provisions, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within an exception under the DGCL or under Delaware case law. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of equitable relief in the event of a breach of fiduciary duty. Management of the Company believes these provisions will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. The limitation on liability and indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Additionally, the Company has procured directors' liability insurance coverage, but there is no assurance that it will provide coverage to the extent of the director's claims for indemnification. In such an event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification and, the value of the Company stock may be adversely affected as a result. There is also no assurance that the Company will be able to continue to procure directors' liability insurance. It is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (THE "ACT"), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration.

         Not applicable.

Item 8.  Exhibits.


4.1    --      zeroplus.com, Inc. (formerly e-Net, Inc.) 1999 Stock Compensation
               Plan, (incorporated by reference from Quarterly Report on Form
               10-QSB for the fiscal quarter ended December 31, 1999, filed with the SEC on February 14, 2000)

4.2    --      Restated Certificate of Incorporation, filed December 18, 1998
               (incorporated by reference from Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1, as filed with the SEC on January 6, 1998, as further amended and declared effective on January 27, 1999 ("POST-EFFECTIVE AMENDMENT NO. 2"))

4.3    --      Restated Bylaws of the Company (incorporated by reference from
               Post-Effective Amendment No. 2)

5.1    --      Opinion of Williams & Connolly LLP regarding legality of
               securities being registered

24.1   --      Consent of Grant Thornton LLP

24.2   --      Consent of Williams & Connolly LLP (included in Exhibit 5.1)

25.1   --      Power of Attorney (included on pages 6-7)



Item 9.  Undertakings.

(a)            The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs and which is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly thereunto authorized, in the County of Montgomery, State of Maryland, on March 3, 2000.

                                             ZEROPLUS.COM, INC.

                                             By:   /s/ Robert A. Veschi
                                                   --------------------
                                                   Robert A. Veschi
                                                   President

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints each of Robert A. Veschi and Donald J. Shoff as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.


Name                                                   Title                              Date
----                                                   -----                              ----
          /s/ Alonzo E. Short, Jr.                     Chairman of the Board              March 3, 2000
------------------------------------------
Alonzo E. Short, Jr., Lt. Gen., USA (ret.)

         /s/ Robert A. Veschi                          President, Chief Executive         March 3, 2000
------------------------------------------             Officer, Director
Robert A. Veschi



         /s/ Donald J. Shoff                           Chief Financial Officer            March 3, 2000
------------------------------------------             (Chief Accounting Officer),
Donald J. Shoff                                        Director


         /s/ William L. Hooton                         Director                           March 3, 2000
------------------------------------------
William L. Hooton

         /s/ Clive Whittenbury                         Director                           March 3, 2000
------------------------------------------
Clive Whittenbury, Ph.D.

         /s/ William W. Rogers, Jr.                    Director                           March 3, 2000
------------------------------------------
William W. Rogers, Jr.

         /s/ Michael A. Viren                          Director                           March 3, 2000
------------------------------------------
Michael A. Viren


                                  Exhibit Index



4.1    --      zeroplus.com, Inc. (formerly e-Net, Inc.) 1999 Stock
               Compensation Plan (incorporated by reference from Quarterly
               Report on Form 10-QSB for the fiscal quarter ended December 31,
               1999, filed with the SEC on February 14, 2000)

4.2    --      Restated Certificate of Incorporation, filed December 18, 1998
               (incorporated by reference from Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1, as filed with the SEC on January 6, 1998, as further amended and declared effective on January 27, 1999 ("POST-EFFECTIVE AMENDMENT NO. 2"))

4.3    --      Restated Bylaws of the Company (incorporated by reference from
               Post-Effective Amendment No. 2)

5.1    --      Opinion of Williams & Connolly LLP regarding legality of
               securities being registered

24.1   --      Consent of Grant Thornton LLP

24.2   --      Consent of Williams & Connolly LLP (included in Exhibit 5.1)

25.1   --      Power of Attorney (included on pages 6-7)
